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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS


To the Stockholders and Directors of
Westfield America, Inc.



We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-11 of our report dated February 5, 1997, relating to the financial statements of Westland Garden State Plaza Limited Partnership for each of the three years in the period ended December 31, 1996 and of our report dated February 7, 1997 related to the financial statements of the Acquired Properties for each of the three years in the period ended December 31, 1996, which are contained in that Prospectus.



We also consent to the reference to us under the caption "Experts" in the Prospectus.



BDO Seidman LLP
Los Angeles, California
April 10, 1997